Exhibit 8.1

[LETTERHEAD OF COVINGTON & BURLING LLP]

April 30, 2010

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies & Gentlemen:

We have acted as counsel to SandRidge Energy, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Steel Subsidiary Corporation, a Nevada corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), with and into Arena Resources, Inc., a Nevada corporation (“Arena”) (or, in certain circumstances the merger of Arena with and into Merger Sub), pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of April 3, 2010, by and among Parent, Merger Sub and Arena, whereby each share of Arena’s common stock will be converted into a right to receive 4.7771 shares of Parent common stock, plus $2.50 in cash. This opinion is being delivered in connection with Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-166141) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed Merger to which this opinion appears as an exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In rendering our opinion set forth below, we have examined (without our independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Parent, Merger Sub and Arena, including factual statements and representations set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the

Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have further assumed that all documents and instruments referred to in the Agreement are valid and binding in accordance with their terms.

In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement, the Representation Letters or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that (i) under current law, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) the statements under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus contained in the Registration Statement, insofar as such statements constitute summaries of the laws, regulations, and legal matters referred to therein, are accurate in all material respects.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP